CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MOJO ORGANICS INC.
(a Delaware corporation)

The undersigned, Glenn Simpson, hereby certifies that:

1. He is the Chief Executive Officer of MOJO Organics Inc. (the "Corporation"), a Delaware corporation, and is duly authorized by the resolutions adopted and approved at a meeting of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment of the Certificate of Incorporation of the Corporation was duly approved by the Corporation's Board of Directors, and duly adopted by stockholders holding a majority of the outstanding shares of common stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article IV, Section A of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

A. CLASS OF STOCK.

The total number of shares which the Corporation is authorized to issue is forty million (40,000,000) shares of Common Stock, with a par value of $0.001 per share.

4. This Amendment to the Certificate of Incorporation of the Corporation has been duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

5. This Amendment to the Certificate of Incorporation of the Corporation shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 10th day of June, 2021.

GLENN SIMPSON
By: GLENN SIMPSON (Jun 10, 2021 09:13 EDT)

Glenn Simpson
Chairman & Chief Executive Officer